Oaktree Funds Trust N-CSR

EX-99.CODE ETH

Oaktree Funds Trust
Code of Ethics for Principal Executive Officers
and Financial Officers

Overview

This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code of Ethics is in addition to, not in replacement of, any Oaktree Funds (the “Trust”) Code of Ethics for access persons (each an “Investment Company Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The persons covered by this Code of Ethics may also be subject to the Investment Company Code of Ethics.

The Trust requires its Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust and each of its series (each a “Fund,” collectively, the “Funds”), with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Funds. The following principles and responsibilities shall govern the professional conduct of the Principal Officers.

1.	Honest and Ethical Conduct

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict between their interests and those of the Trust and/or a Fund to:

a.	the Audit Committee;
b.	the full Board of Trustees of the Trust (“Board”); and, in addition
c.	any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner.

The Principal Officers shall act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2.	Financial Records and Reporting

The Principal Officers shall endeavor to provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the SEC or other applicable regulatory agency by a Fund, or that are otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of performing their duties to the Trust and each Fund, will not use such information for their personal benefit, and shall not disclose such information except when authorized or legally obligated to do so. The Principal Officers shall:

a.	Share knowledge and maintain skills important and relevant to the Trust’s needs as they relate to financial records and financial reporting of investment companies;
December 2014

Oaktree Funds Trust
Code of Ethics for Principal Executive Officers
and Financial Officers

b.	Proactively promote ethical behavior of the Trust’s employees and as a partner with industry peers and associates; and
c.	Maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.
3.	Compliance with Laws, Rules and Regulations

The Principal Officers shall oversee the establishment and maintenance of policies and procedures used to oversee the Trust’s compliance with applicable federal, state or local law, regulation or administrative rule, and to identify, report, to the same committees and individuals as outlined in 19.01 (1), and correct in a prompt manner, any detected deviations from applicable federal, state or local law, regulation or rule.

4.	Compliance with this Code of Ethics

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee and the full Board, and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board.

The Principal Officers shall certify on a quarterly basis that they have complied with this Code of Ethics, including properly reporting any violations of this Code of Ethics to the Audit Committee and the full Board.

5.	Amendment and Waiver

This Code of Ethics may only be amended or modified by approval of the Board. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the 1940 Act.

December 2014